Exhibit 2.2
AMENDMENT TO SECURED PROMISSORY NOTE
DUE DECEMBER 18, 2009
This Amendment to Promissory Note (the “Amendment”) dated December 18, 2007 is entered into this 24th day of August 2009, by and between EBIX, INC., a Delaware corporation with its principal place of business at 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328 (the “Grantor” or “Company”) and WHITEBOX VSC, LTD., a limited partnership organized under the laws of the British Virgin Islands (the “Holder”).
WHEREAS, on December 18, 2007, the Company executed and delivered to the Holder a secured promissory (the “Promissory Note”), the principal sum of which being Twenty Million Dollars ($20,000,000); and
WHEREAS, as a condition precedent to entering into the associated Secured Convertible Promissory Note Purchase Agreement and the extension of credit pursuant to the Note Purchase Agreement the Grantor executed and delivered to the Holder certain Security Agreements granting the Secured Party a security interest in all of the Company’s assets
WHEREAS, the Company and the Holder wish to amend the Promissory Note to terminate the Security Agreements, and to remove and release the associated security interests.
NOW THEREFORE, in consideration of the promises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereto agree as follows:
1. Recitals. The above recitals are true and correct.
2. Termination of Security Agreements. The Security Agreements dated December 18, 2007 as between the Company and its wholly owned subsidiary, Ebix Australia Pty Limited, a corporation duly organized and incorporated under the laws of the Commonwealth of Australia (together the “Grantors”), and the underlying security interests contemplated therein, are hereby terminated in their entirety as of August 24, 2009.
3. Other Provisions Not Affected. Except as expressly amended herein, all of the other terms and provisions of the Promissory Note shall not be affected hereby and shall remain in full force and effect.
4. Definitions. The capitalized terms used in this Amendment, unless expressly defined herein, shall have the meanings ascribed to such terms in the Promissory Note.
5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and the Holder have duly executed this Amendment, as the case may be, all as of the day and year first above written.

COMPANY:

EBIX, INC.

By:	/s/ Robin Raina
Robin Raina
Chief Executive Officer

HOLDER:

WHITEBOX VSC, LTD.

By:	/s/ Andrew Redleaf
Andrew Redleaf
Its: Director